Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Human Genome Sciences, Inc. for the registration of $280,000,000  2 ¼% Convertible Subordinated Notes and 18,009,908 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2004, with respect to the consolidated financial statements of Human Genome Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
December 27, 2004